Exhibit 3.4
FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
WILLIAMS PIPELINE GP LLC
A DELAWARE LIMITED LIABILITY COMPANY
EFFECTIVE AS OF SEPTEMBER 12, 2007

     Williams Gas Pipeline Company, LLC, a Delaware limited liability company, the sole member of Williams Pipeline GP LLC, a Delaware limited liability company organized pursuant to the Act (the “Company”), hereby declares the following writing and any amendments thereto to be the “Limited Liability Company Agreement” of the Company within the meaning of the Act:
ARTICLE I.
DEFINITIONS
     For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:
     1.1 Act. The Delaware Limited Liability Company Act, as amended.
     1.2 Additional Member. A Member other than the Initial Member who has acquired a Membership Interest from the Company or from the Initial Member.
     1.3 Admission (Admit). The act by which the transferee of a Membership Interest or an Additional Member becomes a Member of the Company.
     1.4 Agreement. This First Amended and Restated Limited Liability Company Agreement as originally executed and as amended from time to time.
     1.5 Board. As defined in Section 7.1.
     1.6 Business Days. Any day other than a Saturday, a Sunday or a day when banks in New York, New York are required by law to be closed.
     1.7 Capital Contribution. The cash, cash equivalents or agreed fair market value of Property which a Member contributes to the Company, net of any liabilities secured by such contributed property which the Company is considered to have assumed or taken subject to.
     1.8 Certificate of Formation. The Certificate of Formation with respect to the Company as filed with the Secretary of State of Delaware pursuant to the Act and as amended from time to time.
     1.9 Code. Internal Revenue Code of 1986 as amended from time to time.
     1.10 Common Units. The common units representing limited partner interests in the Partnership.
     1.11 Company. As defined in the preamble of this Agreement.
     1.12 Director. As defined in Section 7.2.
     1.13 Distribution (Distribute). A Transfer of Property to a Member on account of a Membership Interest.

     1.14 Disposition (Dispose). Any Transfer or any mortgage, pledge, grant, hypothecation, or other transfer as security or encumbrance.
     1.15 Indemnitee. Any Person who is or was (a) a member, manager, partner, director, officer, fiduciary or trustee of the Partnership or its subsidiaries (other than any Person who is or was a limited partner of the Partnership in such Person’s capacity as such), the Company or any affiliate of the Partnership or its subsidiaries or the Company, (b) serving at the request of the Company or any affiliate of the Company as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, or (c) designated by the Board as an “Indemnitee” for purposes of this Agreement.
     1.16 Independent Director. A Director meeting the independence standards required of directors who serve on an audit committee of a board of directors established by (a) the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder and (b) the NYSE (or such other national securities exchange or quotation service on which the Common Units may be listed).
     1.17 IPO. As defined in Section 7.2(b).
     1.18 Long Term Incentive Plan. The Williams Pipeline GP LLC Long-Term Incentive Plan, as it may be amended, or any equity compensation plan successor thereto.
     1.19 Member. The party who executes a counterpart of this Agreement as a Member and each of the parties who may hereafter become Members.
     1.20 Membership Interest. A Member’s entire interest in the Company, including such Member’s economic interest and such other rights and privileges that the Member may enjoy by being a Member.
     1.21 NYSE. As defined in Section 7.2(b).
     1.22 Partnership. As defined in Article III.
     1.23 Partnership Agreement. The Agreement of Limited Partnership of the Partnership, as amended from time to time, or any successor agreement.
     1.24 Person. Any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization, and the heirs, executors, administrators, legal representatives, successors and assigns of such “Person” where the context so permits.
     1.25 Proceeding. Any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator or governmental agency may enter a judgment, order, decree or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator or governmental agency.

     1.26 Property. Any property, real or personal, tangible or intangible (including goodwill), including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.
     1.27 Secretary of State. The Secretary of State of Delaware.
     1.28 Transfer. Any sale, assignment, conveyance, exchange or other absolute transfer (including dispositions by operation of law) but not including any mortgage, pledge, grant, hypothecation or other transfer as security or encumbrance except with respect to an absolute transfer in payment or by way of foreclosure of the obligation secured by such mortgage, pledge, grant, hypothecation or other security or encumbrance.
     1.29 Taxing Jurisdiction. Any state, local or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.
ARTICLE II.
FORMATION
     2.1 Organization. On August 31, 2007 Jody Ellis formed a Delaware limited liability company by causing the Certificate of Formation to be delivered to the Secretary of State for filing in accordance with and pursuant to the Act. The Company and the Member hereby forever discharge the filer, and the filer shall be indemnified by the Company and the Member, from and against any expense or liability actually incurred by the filer by reason of having been the filer of the Certificate of Formation.
     2.2 Limited Liability Company Agreement, Effect of Inconsistencies with Act. It is the express intention of the Member that this Agreement shall be the sole governing document for the Company and, except to the extent a provision of this Agreement is expressly prohibited or ineffective under a nonwaivable provision of applicable law, this Agreement shall govern even when inconsistent with, or different than, the provisions of applicable law. To the extent any provision of this Agreement is prohibited or ineffective under a nonwaivable provision of applicable law, this Agreement shall be considered amended to the least degree possible in order to make this Agreement effective under applicable law. If applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Member shall be entitled to rely on the provisions of this Agreement, and the Member shall not be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Agreement.
     2.3 Name. The name of the Company is Williams Pipeline GP LLC, and all business of the Company shall be conducted under that name or under any other name determined by the Board, but in any case, only to the extent permitted by applicable law.
     2.4 Existence. The Company shall have perpetual existence and shall continue until dissolved in accordance with this Agreement.

     2.5 Registered Agent and Registered Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate of Formation as filed in the office of the Secretary of State. The Board may, from time to time, change the registered agent or registered office through appropriate filings and appropriate payment of fees to the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.
     2.6 Principal Office. The principal office of the Company shall be One Williams Center, Suite 4700, Tulsa, Oklahoma 74172. The principal office may be changed from time to time by making an appropriate filing regarding such change of the address of the principal office with the Secretary of State pursuant to the Act. The Company may locate its places of business and registered office at any other place or places as the Board may from time to time deem advisable.
ARTICLE III.
NATURE OF BUSINESS
     The purposes of the Company are (a) to act as the general partner of Williams Pipeline Partners L.P. (the “Partnership”), (b) to hold partnership and other interests in the Partnership, and (c) to engage in any lawful business or activity ancillary or related to any of the foregoing. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.
ARTICLE IV.
ACCOUNTING AND RECORDS
     4.1 Records to be Maintained. The Board shall maintain the records required by the Act to be maintained at the principal office.
     4.2 Method of Accounting. The records of the Company shall be maintained on the method of accounting determined from time to time by the Board.
ARTICLE V.
NAME AND ADDRESS OF THE MEMBER
The name and address of the Member is:	Williams Gas Pipeline Company, LLC One Williams Center, Suite 4700 Tulsa, Oklahoma 74172
ARTICLE VI.
RIGHTS AND OBLIGATIONS OF THE MEMBER
     The Member shall not be liable for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the Company.
ARTICLE VII.
MANAGEMENT AND AUTHORITY
     7.1 Management by Board of Directors. The business and affairs of the Company shall be managed by a board of directors (the “Board”) and subject to the discretion of the Board, officers elected pursuant to Article VIII. Each member of the Board shall constitute a “manager” of the Company within the meaning of the Act. To the extent not otherwise provided in this Agreement, the authority of the Board, on the one hand, and of the officers, on the other hand, shall be as similar as possible to the typical authority of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware and engaged in a business similar to that of the Company. The officers shall be vested with such powers and duties as are set forth in Article VIII and as are specified by the Board. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed by under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the officers who shall be agents of the Company. The Board and the officers shall not knowingly cause the Company to violate any duty imposed on the Company under the Partnership Agreement.
     7.2 Number; Qualification; Tenure.
          (a) The Board of Directors shall consist of the directors (each a “Director” and, collectively, the “Directors”) appointed by the Member as set forth herein. The number of directors constituting the Board as of the effective date of this Agreement shall be four and may be increased or decreased pursuant to a resolution adopted by a majority of the Directors; provided that the number of Directors shall be increased to include any Director appointed by the Member (other than to fill a vacancy on the Board) and provided further that the number of Directors shall not be fewer than three nor more than nine without the consent of the Member. A Director need not be a Member. Each Director shall be elected or approved by the Member and shall serve as a Director of the Company for a term of one year (or their earlier death or removal from office) or until their successors are elected and qualified.
          (b) The Directors of the Company as of the effective date of this Agreement shall be Steven J. Malcolm, Donald R. Chappel, Phillip D. Wright and Rodney J. Sailor. The Member shall appoint one Independent Director no later than the consummation of the initial public offering of the limited partnership units of the Partnership (“IPO”) or such earlier time as may be required by the New York Stock Exchange, Inc. (“NYSE”), one additional Independent Director within three months of the listing of the Common Units on the NYSE and one additional Independent Director within twelve months of such listing or within such other time period as may be required by the NYSE.
     7.3 Regular Meetings. Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.

     7.4 Special Meetings. A special meeting of the Board may be called at any time at the written request of (a) the Chairman of the Board or (b) any three Directors.
     7.5 Notice.
          (a) Written notice of all special meetings of the Board must be given to all Directors at least two Business Days prior to any special meeting of the Board.
          (b) All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein.
          (c) Attendance of a Director at a meeting shall constitute waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of business on the ground that the meeting is not lawfully called or convened. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.
     7.6 Action By Consent of Board or Committee of Board. To the extent allowed by the laws of the State of Delaware, the Board, or any committee of the Board, may act without a meeting so long as all members of the Board or committee shall have executed a written consent with respect to any action taken in lieu of a meeting. Except as provided in the preceding sentence or in the penultimate sentence of Section 7.8, no member of the Board (in such capacity) may bind the Company.
     7.7 Conference Telephone Meetings. Any Director or member of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment provided that all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
     7.8 Quorum. A majority of all Directors, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by the laws of the State of Delaware, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of all Directors of the Board, or any committee of the Board, respectively. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.
     7.9 Vacancies; Increases in the Number of Directors. Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the

Member in its sole discretion. Any Director so chosen shall hold office until the next annual election and until his successor shall be duly elected and shall qualify, unless sooner displaced.
     7.10 Committees.
          (a) The Board may establish committees of the Board and may delegate any of its responsibilities, except as otherwise prohibited by law, to such committees.
          (b) The Board shall have an audit committee comprised of (i) one Director before the IPO, who need not be an Independent Director and (ii) up to three Directors after the IPO, all of whom shall be Independent Directors. Such audit committee shall establish a written audit committee charter in accordance with the rules of the NYSE (or such other national securities exchange or quotation service on which the Common Units may be listed), as amended from time to time.
          (c) The Board shall have a conflicts committee comprised entirely of Independent Directors and none of whom shall be (1) security holders, officers or employees of the Company, (2) officers, directors or employees of any affiliate of the Company, or (3) holders of any ownership interest in the Partnership or any of its subsidiaries other than Common Units and awards that may be granted to such Person under the Long Term Incentive Plan. The conflicts committee shall be composed of one Independent Director at any time where there is only one Independent Director on the Board and shall be composed of two or more Independent Directors if there is more than one Independent Director on the Board. The conflicts committee shall function in the manner described in the Partnership Agreement.
          (d) A majority of any committee, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business of such committee.
          (e) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.5. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
          (f) Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.
     7.11 Removal. Any Director or the entire Board may be removed at any time, with or without cause, by the Member.
ARTICLE VIII.
OFFICERS
     The Board or any committee thereof may elect or appoint such officers of the Company and assistant officers as may be deemed necessary. The Board may delegate to any such officer the power to appoint or remove subordinate officers, agents or employees. The Board may remove any officer or agent of the Company at any time with or without cause notwithstanding the fact that such removal may constitute a breach of any contractual rights that any officer or agent may have with the Company, and the sole remedy for such breach shall be the recovery of damages. Each officer so elected or appointed shall continue in office until his successor shall be elected or appointed and shall qualify, or until his earlier death, resignation or removal. Any two or more offices may be held by the same person. The Board may assign such additional titles to one or more of the officers as it may deem appropriate. Unless otherwise specified by the Board, any officer appointed with a title shall have the rights, duties and responsibilities incumbent on an officer of a Delaware corporation with such title. The compensation for such officers of the Company shall be determined by the Board.
ARTICLE IX.
INDEMNIFICATION; LIABILITY OF INDEMNITEES; CONFLICTS OF INTEREST; OUTSIDE ACTIVITIES
     9.1 General.
          (a) Subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.1, the Indemnitee acted in a manner for which the Indemnittee would be liable under Section 9.2. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Company, it being agreed that the Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification. Notwithstanding anything in this Section 9.1(a), except as otherwise provided in Section 9.1(c), the Company shall be required to indemnify a Person in connection with any action, suit or proceeding (or part thereof) commenced by such Person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board.
          (b) Expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified hereunder upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.1.
          (c) If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 9.1 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the

Company, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.
          (d) The indemnification and advancement provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, including the Partnership Agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
          (e) The Company may purchase and maintain (or reimburse the affiliates of the Company for the cost of) insurance, on behalf of the Company, its affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
          (f) For purposes of this Section 9.1, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 9.1(a); and action taken or omitted by such Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by such Indemnitee to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
          (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
          (h) The provisions of this Section 9.1 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
          (i) No amendment, modification or repeal of this Section 9.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, or the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

     9.2 Liability of Indemnitees.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Member or any other Persons who have acquired equity interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
          (b) Subject to their obligations and duties as Directors set forth in Section 7.1 and the last sentence of Section 7.6, the Board may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents and through the officers of the Company, and the Directors shall not be responsible for any misconduct or negligence on the part of any such agent or officer appointed by the Board in good faith.
          (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Member, the Directors and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to the Member for its good faith reliance on the provisions of this Agreement.
          (d) Any amendment, modification or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     9.3 Other Activities.
          (a) The Member, each affiliate of the Member, each Director and each officer of the Company shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company (or the Partnership or any entity in which the Partnership directly or indirectly invests), independently or with others, including business interests and activities in direct competition with the business and activities of any of the Company, the Partnership or any entity in which the Partnership directly or indirectly invests, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise to any of the Company, the Partnership, any entity in which the Partnership directly or indirectly invests or the Member. Neither the Company, the Partnership, any entity in which the Partnership directly or indirectly invests, the Member nor any other Person shall have any rights by virtue of this Agreement or the relationships established hereby in (or to be presented) any business ventures of the Member, any affiliate of the Member, any Director or any officer of the

Company. The doctrine of “corporate opportunity” or other analogous doctrine shall not apply to the Member, any affiliate of the Member, any Director, any officer or any other Person.
          (b) The provisions of this Article IX, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Person otherwise existing at law or in equity, are agreed by the parties hereto pursuant to the provisions of Section 18-1101(c) and (e) of the Act, to replace such other duties (including fiduciary duties) and liabilities of such Person.
     9.4 Conflicts of Interest. The Company shall not be prohibited from or otherwise limited in employing, contracting with (including contracts for the sale, exchange, or lease of the Company’s property or property of the Partnership Group (as such term is defined in the Partnership Agreement) otherwise permitted under this Agreement), or otherwise dealing with, any Person, by reason of the fact that such Person is the Member, an affiliate of the Member or an entity in which the Member or any affiliate of the Member has an economic interest, whether such relationship, affiliation, or interest is direct or indirect, and no such transaction or contract shall be void or voidable solely by reason of such relationship, affiliation or interest.
ARTICLE X.
CONTRIBUTIONS
     The Member may, but shall not be obligated to, make any Capital Contributions.
ARTICLE XI.
DISTRIBUTIONS
     Except to the extent prohibited by the Act, the Company may make Distributions as determined by the Board from time to time.
ARTICLE XII.
TAXES
     12.1 Elections. The Member may not make any tax elections under the Code or the tax laws of any Taxing Jurisdiction for the Company that may cause the Company to be treated as other than a disregarded entity (as described in the Treasury Regulations under the Code) or as a partnership if there is more than one Member. Any other elections as to taxes imposed on the Company shall be made by the officer charged with the finances of the Company.
     12.2 Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction require, the Member shall submit an agreement indicating that the Member shall make timely income tax payments to the Taxing Jurisdiction and that the Member shall accept personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member’s income and interest and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, interest and penalty determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of the Member shall be treated as a Distribution for purposes of Article X.

ARTICLE XIII.
DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION OF
ASSIGNEES AND ADDITIONAL MEMBERS
     13.1 Disposition. The Member’s Membership Interest is transferable either voluntarily or by operation of law. The Member may Dispose of all or a portion of the Member’s Membership Interest. In the event of the Transfer of less than all of the Member’s Membership Interest, the transferee shall be Admitted on such terms and conditions as the Member and the Additional Member shall agree upon. In the event of the Transfer of the Member’s entire Membership Interest, the transferee shall succeed to all the Member’s rights under this Agreement.
     13.2 Admission of Additional Members. The Company may, to the extent and on the terms determined by the Member, Admit Additional Members and determine the Capital Contributions, rights and duties of such Additional Members.
ARTICLE XIV.
DISSOLUTION AND WINDING UP
     14.1 Dissolution. The Company shall be dissolved and its affairs wound up (a) at the time determined by the Board or (b) upon the entry of a decree of judicial dissolution in accordance with the Act. The bankruptcy or dissolution of the Member or the Transfer of any or all of the Membership Interests shall not result in the dissolution of the Company.
     14.2 Effect of Dissolution. Upon dissolution, the Company shall cease carrying on, as distinguished from the winding up of, the business and affairs of the Company. The Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the Articles of Dissolution has been filed with the Secretary of State.
     14.3 Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:
          (a) To creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities (whether by payment or the making of reasonable provision for payment thereof);
          (b) To the setting up of any reserves that are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and
          (c) To the Member in cash or Property, or in any combination thereof.
     14.4 Winding Up and Secretary of State Filings. The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining Property of the Company has been distributed to the Member. Upon the completion of winding up of the Company, appropriate filings shall be made with the Secretary of State.
ARTICLE XV.

AMENDMENT
     This Agreement may be amended or modified from time to time only by a written instrument adopted and executed by the Member.
ARTICLE XVI.
MISCELLANEOUS PROVISIONS
     16.1 Entire Agreement. This Agreement represents the entire limited liability company agreement governing the relationship between the Member and the Company and supersedes all prior agreements, arrangements and understandings relating to its subject matter, including the Limited Liability Company Agreement of the Company effective as of August 31, 2007.
     16.2 Rights of Creditors and Third Parties Under this Agreement. This Agreement is adopted by the Member for the exclusive benefit of the Company, its Member and their heirs, successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any Capital Contribution or otherwise.
     16.3 Miscellaneous. The internal laws of the State of Delaware will govern this Agreement and the construction of any of its terms. All pronouns (and any variation) will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require or permit. The words “and” and “or” shall include the conjunctive and disjunctive, as the context may require or permit. The word “include” (and any variation) shall mean “including, without limitation”.

     IN WITNESS WHEREOF, the Member executes this agreement as of the date first set forth above.

SOLE MEMBER: Williams Gas Pipeline Company, LLC, a Delaware limited liability company
By:
Name:
Its:

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1

1.1	Act	1
1.2	Additional Member	1
1.3	Admission (Admit)	1
1.4	Agreement	1
1.5	Board	1
1.6	Business Days	1
1.7	Capital Contribution	1
1.8	Certificate of Formation	1
1.9	Code	1
1.10	Common Units	1
1.11	Company	1
1.12	Director	1
1.13	Distribution (Distribute)	1
1.14	Disposition (Dispose)	2
1.15	Indemnitee	2
1.16	Independent Director	2
1.17	IPO	2
1.18	Long Term Incentive Plan	2
1.19	Member	2
1.20	Membership Interest	2
1.21	NYSE	2
1.22	Partnership	2
1.23	Partnership Agreement	2
1.24	Person	2
1.25	Proceeding	2
1.26	Property	3
1.27	Secretary of State	3
1.28	Transfer	3
1.29	Taxing Jurisdiction	3

ARTICLE II. FORMATION		3

2.1	Organization	3
2.2	Limited Liability Company Agreement, Effect of Inconsistencies with Act	3
2.3	Name	3
2.4	Existence	3
2.5	Registered Agent and Registered Office	4

2.6	Principal Office	4

ARTICLE III. NATURE OF BUSINESS		4

ARTICLE IV. ACCOUNTING AND RECORDS		4

4.1	Records to be Maintained	4
4.2	Method of Accounting	4

ARTICLE V. NAME AND ADDRESS OF THE MEMBER		4

ARTICLE VI. RIGHTS AND OBLIGATIONS OF THE MEMBER		4

ARTICLE VII. MANAGEMENT AND AUTHORITY		5

7.1	Management by Board of Directors	5
7.2	Number; Qualification; Tenure	5
7.3	Regular Meetings	5
7.4	Special Meetings	6
7.5	Notice	6
7.6	Action By Consent of Board or Committee of Board	6
7.7	Conference Telephone Meetings	6
7.8	Quorum	6
7.9	Vacancies; Increases in the Number of Directors	6
7.10	Committees	7
7.11	Removal	7

ARTICLE VIII. OFFICERS		7

ARTICLE IX. INDEMNIFICATION; LIABILITY OF INDEMNITEES; CONFLICTS OF INTEREST; OUTSIDE ACTIVITIES		8

9.1	General	8
9.2	Liability of Indemnitees	10
9.3	Other Activities	10
9.4	Conflicts of Interest	11

ARTICLE X. CONTRIBUTIONS		11

ARTICLE XI. DISTRIBUTIONS		11

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ARTICLE XII. TAXES		11

12.1	Elections	11
12.2	Taxes of Taxing Jurisdictions	11

ARTICLE XIII. DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS		12

13.1	Disposition	12
13.2	Admission of Additional Members	12

ARTICLE XIV. DISSOLUTION AND WINDING UP		12

14.1	Dissolution	12
14.2	Effect of Dissolution	12
14.3	Distribution of Assets on Dissolution	12
14.4	Winding Up and Secretary of State Filings	12

ARTICLE XV. AMENDMENT		13

ARTICLE XVI. MISCELLANEOUS PROVISIONS		13

16.1	Entire Agreement	13
16.2	Rights of Creditors and Third Parties Under this Agreement	13
16.3	Miscellaneous	13

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